Exhibit 99.1

FOR IMMEDIATE RELEASE

ALLIANZ LIFE AND REINSURANCE GROUP OF AMERICA ANNOUNCE LARGE
IN-FORCE REINSURANCE TRANSACTION

        MINNEAPOLIS and ST. LOUIS, September 22, 2003 –Allianz Life Insurance Company of North America (Allianz Life) and Reinsurance Group of America, Incorporated (NYSE:RGA) announced today that they have entered into a definitive agreement whereby RGA will acquire through coinsurance the traditional U.S. life reinsurance business of Allianz Life. In the transaction, RGA will pay Allianz Life a ceding commission of $310.0 million. The transaction is subject to regulatory approvals and is expected to close during the fourth quarter of 2003, with an effective date retroactive to July 1, 2003. Additionally, the two companies have agreed to pursue novation of the business to RGA after the transaction is closed.

        A. Greig Woodring, President and Chief Executive Officer of RGA, commented, “We believe this transaction will be a significant win for RGA and its shareholders. It will further strengthen our position in the U.S. marketplace, adding approximately $240 billion of life reinsurance in force to our book of business. We expect this block of business to generate approximately $400 to $450 million in annual premiums. Based upon our estimate of the amount of capital needed to support this business, we expect the transaction to be accretive to earnings immediately. Our U.S. management team will be working diligently over the next six to 12 months to transition the policy information to RGA’s systems. We will make this a smooth transition for the underlying ceding companies, many of which are already our customers.”

        RGA intends to finance the transaction using several sources, including funds available under its current bank credit lines, funds generated by existing operations and its retrocession arrangements. Additional support over the longer term could be provided by proceeds from future debt or equity offerings.

        Mark A. Zesbaugh, CEO of Allianz Life of North America, commented, “We are pleased we have reached an agreement with RGA, a company that has superior financial strength as well as significant respect in the reinsurance industry. While our life reinsurance business has been a significant part of Allianz Life for 35 years and produced strong overall results, this transaction allows us to focus on our core markets. The combination of the $310 million ceding commission and the release of required capital will provide substantial funds to support Allianz Life’s long-term growth strategy.”

        Jan Carendi, President and CEO Allianz America, commented, “This transaction is consistent with the Allianz Group strategy and demonstrates our commitment to actively redeploy our capital to our strategic markets.”

About Allianz Life Insurance Company of North America

        Allianz Life Insurance Company of North America (Allianz Life®) is a leading provider of fixed and variable annuities and long term care products through independent distribution networks and financial institutions in the U.S. Allianz Life is also a major provider of health excess of loss services. Allianz Life headquarters are based in Minneapolis. Allianz Life is a company of the Allianz Group, one of the world’s leading financial services providers. Allianz Group is represented in over 70 countries, with more than 60 million customers around the globe, and employs 180,000 people worldwide.

About Reinsurance Group of America, Incorporated

        Reinsurance Group of America, Incorporated, through its subsidiaries, RGA Reinsurance Company and RGA Life Reinsurance Company of Canada, is among the largest providers of life reinsurance in North America. In addition to its North American operations, Reinsurance Group of America, Incorporated has subsidiary companies or offices in Argentina, Australia, Barbados, Hong Kong, India, Ireland, Japan, Mexico, South Africa, South Korea, Spain, Taiwan, and the United Kingdom. Worldwide, the company has approximately $841 billion of life reinsurance in force, and assets of $10.3 billion. MetLife, Inc. is the beneficial owner of approximately 59 percent of RGA’s outstanding shares.

For further information, contact:

Reinsurance Group of America, Incorporated Jack B. Lay Executive Vice President and Chief Financial Officer (636) 736-7439	Allianz Life Insurance Company Gabrielle (Gabby) M. Matzdorff Senior Vice President and Chief Financial Officer (763) 765-6561

“Safe Harbor” Statement of Reinsurance Group of America, Incorporated under the Private Securities Litigation Reform Act of 1995.

        This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements relating to projections of the earnings, revenues, income or loss, future financial performance and growth potential of Reinsurance Group of America, Incorporated and its subsidiaries (which we refer to in the following paragraphs as “we,” “us” or “our”). The words “intend,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “should,” “believe,” and other similar expressions also are intended to identify forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results, performance and achievements could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.

        Numerous important factors could cause actual results and events to differ materially from those expressed or implied by forward-looking statements including, without limitation, (1) adverse changes in mortality, morbidity or claims experience, (2) changes in our financial strength and credit ratings or those of Metropolitan Life Insurance Company (“MetLife”) or its subsidiaries, and the effect of such changes on our future results of operations and financial condition, (3) general economic conditions affecting the demand for insurance and reinsurance in our current and planned markets, (4) market or economic conditions that adversely affect our ability to make timely sales of investment securities, (5) changes in investment portfolio yields due to interest rate or credit quality changes, (6) fluctuations in U.S. or foreign currency exchange rates, interest rates, or securities and real estate markets, (7) adverse litigation or arbitration results, (8) the stability of governments and economies in the markets in which we operate, (9) competitive factors and competitors’ responses to our initiatives, (10) the success of our clients, (11) successful execution of our entry into new markets, (12) successful development and introduction of new products, (13) our ability to successfully integrate and operate reinsurance business that we acquire, (14) regulatory action that may be taken by state Departments of Insurance with respect to us, MetLife, or its subsidiaries, (15) changes in laws, regulations, and accounting standards applicable to us, our subsidiaries, or our business, and (16) other risks and uncertainties described in this document and in our other filings with the Securities and Exchange Commission.

        Forward-looking statements should be evaluated together with the many risks and uncertainties that affect our business, including those mentioned in this document and described in the periodic reports we file with the Securities and Exchange Commission. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made. We do not undertake any obligations to update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements.

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